Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the Common Stock beneficially owned by each of them of Caladrius Biosciences, Inc. This Joint Filing Agreement shall be included as an Exhibit to Amendment No. 1 to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2017.

IEA Private Investments Ltd.

By:	/s/ Mark Siao Hing Pu
Name:	Mark Siao Hing Pu
Title:	Director

Mark Siao Hing Pu

/s/ Mark Siao Hing Pu
Mark Siao Hing Pu, individually

Amy Wu Yee

/s/ Amy Wu Yee
Amy Wu Yee, individually